Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 10/17/2003 FILED 08:00 AM 10/17/2003 SRV 030668580 — 3366214 FILE
STATE of DELAWARE
RESTATED CERTIFICATE OF INCORPORATION
1. The present name of this Corporation is Energy Recovery, Inc. The name of this Corporation under which it was originally incorporated was ERI Acquisition Corp. The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was the 8th day of March, 2001.
2. The change of name to Energy Recovery, Inc. from ERI Corp. was duly adopted by the Board of Directors and by the stockholders of the Corporation. This change of name was filed with the Secretary of State of the State of Delaware as a Certificate of Amendment of Certificate of Incorporation on the 11th day of August, 2003.
3. The restated Certificate of Incorporation of Energy Recovery, Inc. was duly adopted by its Board of Directors and by a vote of its stockholders in accordance with § 242 and § 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of the restated Certificate.
4. The Certificate of Incorporation is restated as follows:

CERTIFICATE of INCORPORATION
OF
ENERGY RECOVERY, INC.
Under Section 245 of the
Delaware General Corporation Law
ARTICLE ONE
     The name of the Corporation is: Energy Recovery, Inc.
ARTICLE TWO
     The address of the Corporation’s registered office in the State of Delaware is 1201 Orange Street, Suite 600, in the City of Wilmington, County of New Castle, 19889-0511. The name of its registered agent at such address is Agents and Corporations, Inc.
ARTICLE THREE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE FOUR
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Ten Million (10,000,000) shares, designated as Preferred Stock shall have a par value of One Tenth of One Cent ($.001) per share (the “Preferred Stock”), and Forty-Five Million (45,000,000) shares, designated as Common Stock, shall have a par value of One Tenth of One Cent ($.001) per share (the “Common Stock”).
     A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:

     A. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.
     B. Common Stock.
          1. Dividends. Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.
          2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.
          3. Voting Rights. Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his or her name on the books of the Corporation.

ARTICLE FIVE
     A. Board of Directors. The number of directors of the Corporation shall consist of not less than one, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No director need be a stockholder. The Directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors.
     B. Vacancies. Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the electoral term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOUR applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE FIVE unless otherwise provided therein.
     C. Power to Make, Alter and Repeal By-laws. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation.
ARTICLE SIX
     The Corporation reserves the right to amend, alter, change or repair any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

ARTICLE SEVEN
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit
ARTICLE EIGHT
     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.
ARTICLE NINE
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
* * * * * * * * *
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 26th day of September, 2003.

Energy Recovery, Inc.
/s/ Lowell M. Dicke
Lowell M. Dicke, Secretary

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